Filed pursuant to Rule 424(b)(3)
Registration No. 333-125077
PROSPECTUS SUPPLEMENT NO. 7 DATED JANUARY 12, 2006
(to prospectus dated June 3, 2005)
VECTOR GROUP LTD.
5% Variable Interest Senior Convertible Notes due November 15, 2011
and
Common Stock Issuable upon Conversion of the Notes
     This prospectus supplement supplements the prospectus dated June 3, 2005 of Vector Group Ltd. relating to the sale by certain of our securityholders (and their transferees, pledgees, donees and successors) of our 5% Variable Interest Senior Convertible Notes due November 15, 2011 and the common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus.
     The table of selling securityholders contained on pages 53 to 55 of the prospectus is hereby amended to add the following additional selling securityholders.

			Number of	Number of	Number of
	Principal		Shares of	Shares	Shares of
	Amount		Common	of Common	Common
	of Notes		Stock	Stock	Stock	Percentage of
	Beneficially		Beneficially	that May be Sold	Beneficially	Common
	Owned	Percentage of	Owned	Pursuant to	Owned	Stock
	that May Be	Notes	Before This	This Prospectus	After this	Outstanding
Name	Sold	Outstanding	Offering	(1)	Offering	(2)
Jefferies &	$640,000	2.1%	0	34,632	0	*
Company, Inc. (3)

*	Less than 1%.

(1)	Assumes conversion of all of the securityholders’ notes at a conversion price of $18.48 per share of common stock. The conversion price is subject to adjustment as described under “Description of Notes-Conversion Rights” and, as a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act using shares of common stock outstanding as of January 11, 2006. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular securityholder’s notes. We did not assume, however, the conversion of any other securityholder’s notes.

(3)	The selling securityholder is a subsidiary of Jefferies Group, Inc. The selling securityholder has informed us that (i) it is a registered broker-dealer, (ii) it purchased the securities in the ordinary course of business, and (iii) at the time of purchase, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities. The notes shown in this prospectus supplement as owned by the selling securityholder are in addition to the $1,125,000 principal amount of notes previously reported in this prospectus as owned by such holder. The selling securityholder also beneficially owns (i) $4,191,000 principal amount of our 6.25% Convertible Subordinated Notes due July 15, 2008, convertible into 189,467 shares of our common stock, and (ii) $660,000 principal amount of our 5% Variable Interest Senior Convertible Notes due 2011 issued in November 2004, convertible into 35,715 shares of our common stock.

     Investing in the notes and our common stock involves risks, which are described under “Risk Factors” beginning on page 12 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is January 12, 2006.

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